EXHIBIT 99.1

TIME INC. TO ACQUIRE QSP SCHOOLS AND YOUTH
FUNDRAISING UNIT FROM READER’S DIGEST ASSOCIATION

NEW YORK and PLEASANTVILLE, N.Y., August 7, 2008—Time Inc. and The Reader’s Digest Association, Inc., today announced that they have entered into a definitive agreement for Time Inc. to acquire QSP, Inc., RDA’s school and youth groups fundraising company.  The purchase price will be $110 million cash.  The companies expect to close the transaction shortly after receipt of regulatory approvals and the satisfaction of customary closing conditions.  The announcement was made jointly by Ann S. Moore, Chairman and Chief Executive Officer of Time Inc., and Mary Berner, President and Chief Executive Officer of RDA.
“We are delighted to be acquiring QSP, by far and away the leader in providing fundraising services to schools and youth organizations in North America that need fundraising assistance,” Moore said.  “QSP will be an excellent fit with Time Inc.”
Berner said:  “We are very pleased to announce this agreement, and we look forward to working with Time Inc. on a seamless transition for QSP’s employees, customers and partners.  We view this transaction as a highly positive outcome for all parties concerned.  For RDA, the move is consistent with our strategy to focus on our core competencies, which include growing our portfolio of publishing businesses and building multi-platform communities of customers based on our branded content.”
Time Inc. sees fundraising as a growing area for subscriptions across the magazine publishing industry and envisions benefits to operating QSP’s large direct-selling force in North America.  “Time Inc.’s strong expertise in consumer marketing will allow us to enhance QSP’s ability to serve the publishing industry and schools in need of fundraising assistance,” said Brian Wolfe, Senior Vice President, Consumer Marketing of Time Inc.  “We look forward to working with QSP’s Management Team and staff after the sale is completed.”
Kerry Hatch, President of RDA’s School & Educational Services division, and QSP, Inc., said:  “We are very excited to become a part of Time Inc.  Working within Time Inc.’s strong consumer marketing framework, we will have the opportunity to apply our fundraising expertise on a larger scale as we bolster QSP’s magazine and multi-product sales across our broad spectrum of customers.”
For QSP, moving to Time Inc. is a reunion.  RDA and Time Inc. jointly ran QSP after it was founded in 1963.  RDA bought Time Inc.’s share in 1971.  QSP went on to become the largest fundraising company in North America helping schools, scouting groups and other organizations supplement their fundraising needs while supporting learning and team-building.  Over the years, QSP has helped students and youth groups raise more than $3 billion to support their schools and non-profit organizations.

About The Reader’s Digest Association, Inc.
The Reader’s Digest Association, Inc., is a global multi-brand media and marketing company that educates, entertains and connects audiences around the world.  With offices in 45 countries, it markets books, magazines, music and video products that reach a customer base of 100 million households in 79 countries.  It publishes 92 magazines, including 50 editions of Reader’s Digest, the world’s largest-circulation magazine, operates 65 branded websites generating 18 million unique visitors per month, and sells approximately 68 million books, music and video products across the world each year.  Its global headquarters are in Pleasantville, N.Y.

About Time Inc.
Time Inc., a Time Warner company, is one of the largest content companies in the world.  With 24 magazines and 26 websites in the United States, it is the country’s largest publisher.  Each month, one out of every two American adults reads a Time Inc. magazine, and one out of every seven who are online visits a company website (more than 25 million monthly unique visitors).  Time Inc.’s popular brands and successful franchises extend to online, television, cable VOD, satellite radio, mobile devices, events and branded products.

Forward-looking Statements
Certain matters discussed in this news release and oral statements made from time to time by representatives of RDA and Time Inc. (including, but not limited to, statements regarding the consummation of the transaction discussed in this release; statements regarding the expectations of operating plans and strategies generally; statements regarding expectations of the performance of the fundraising businesses and other lines of business; and future operating results) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws.  Although the companies believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, they can give no assurance that their expectations will be achieved.  Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Many of these factors are beyond the companies’ ability to control or predict.  Important factors that may cause actual results to differ materially and that could impact the companies and the statements contained in RDA’s or Time Warner’s (parent company of Time Inc.) public filings.  For forward-looking statements in this news release, the companies claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  The companies assume no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.